Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2018	2017	Change	2018	2017	Change
Income Account-
Retail Electric Revenues-
Fuel	$1,222	$1,185	$37	$3,271	$3,130	$141
Non-Fuel	3,383	3,430	(47)	8,642	8,656	(14)
Wholesale Electric Revenues	693	718	(25)	1,923	1,867	56
Other Electric Revenues	170	168	2	509	510	(1)
Natural Gas Revenues	492	532	(40)	2,806	2,746	60
Other Revenues	199	168	31	1,007	494	513
Total Revenues	6,159	6,201	(42)	18,158	17,403	755
Fuel and Purchased Power	1,567	1,541	26	4,274	4,018	256
Cost of Natural Gas	104	134	(30)	1,053	1,085	(32)
Cost of Other Sales	120	90	30	688	293	395
Non-Fuel O & M	1,404	1,341	63	4,217	4,100	117
Depreciation and Amortization	787	767	20	2,338	2,236	102
Taxes Other Than Income Taxes	319	303	16	990	941	49
Estimated Loss on Plants Under Construction	1	34	(33)	1,105	3,155	(2,050)
Gain on Dispositions, net	(353)	—	(353)	(317)	(19)	(298)
Impairment Charges	36	—	36	197	—	197
Total Operating Expenses	3,985	4,210	(225)	14,545	15,809	(1,264)
Operating Income	2,174	1,991	183	3,613	1,594	2,019
Allowance for Equity Funds Used During Construction	36	18	18	99	133	(34)
Earnings from Equity Method Investments	36	32	4	108	100	8
Interest Expense, Net of Amounts Capitalized	458	407	51	1,386	1,248	138
Other Income (Expense), net	57	65	(8)	195	165	30
Income Taxes	623	590	33	598	317	281
Net Income	1,222	1,109	113	2,031	427	1,604
Less:
Dividends on Preferred and Preference Stock of Subsidiaries	4	10	(6)	12	32	(20)
Net Income Attributable to Noncontrolling Interests	54	30	24	71	48	23
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,164	$1,069	$95	$1,948	$347	$1,601

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.